Exhibit 99.1

For More Information Contact:
Investors: Jayne L. Cavuoto-Krafchik	Media: Drew Biondo
Director of Investor Relations	Director of Corporate Communications
(516) 812-8217	(516) 812-8208
jcavuoto@deltafinancial.com	dbiondo@deltafinancial.com

Delta Financial Corporation to List on the NASDAQ Global Market

Woodbury, NY, March 9, 2007 - Delta Financial Corporation (Amex: DFC) announced today that it has received approval for the listing of its common stock on the NASDAQ Global Market. Delta Financial anticipates that its common stock will commence trading on the NASDAQ on March 22, 2007. The trading of Delta Financial on the American Stock Exchange is expected to cease at the close of business on March 21, 2007.

“We are enthusiastic about our listing on the NASDAQ Global Market, which highlights our continued commitment to enhancing shareholder value. We believe that the NASDAQ listing will not only provide more recognition for Delta in the investment community, but also create a more liquid, efficient and transparent marketplace, providing better execution for our stockholders,” said Hugh Miller, president and chief executive officer of Delta. “We have been pleased with our relationship with the American Stock Exchange and would like thank them for all of the support and professionalism they extended to us, and wish them continued success.”

About the Company
Founded in 1982, Delta Financial Corporation is a Woodbury, New York-based specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans. The Company’s loans are primarily fixed rate and secured by first mortgages on one- to four-family residential properties. The Company originates non-conforming loans through a network of approximately 3,200 independent brokers and the Company’s retail offices. Since 1991, Delta has completed 50 asset-backed securitizations, collateralized by approximately $18.0 billion in mortgage loans.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this press release, which are not historical fact, may be deemed to be “forward-looking” statements under the federal securities laws, and involve risk and uncertainties. Forward-looking statements relate to, among other things, our plans to list our common shares on NASDAQ, and the benefits that we expect to obtain as a result. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, general trading conditions on NASDAQ and other U.S. securities markets, as well as adverse changes in our business and financial results that could reduce demand for our securities. We hereby disclaim any obligation to update or revise any of the forward-looking information contained in this press release at any future date, except as otherwise required by applicable law.